UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 22, 2008
Emisphere Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10615	13-3306985

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Cedar Knolls Road, Suite 200, Cedar Knolls, New Jersey	07927

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	973-532-8000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On April 22, 2008, Emisphere Technologies, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (the “Nasdaq Letter”) advising that, for the last ten consecutive trading days, the Company’s market value of listed securities had been below the minimum $50,000,000 requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(b)(1)(A). Furthermore, Nasdaq stated that the Company does not comply with Nasdaq Marketplace Rule 4450(b)(1)(B), which requires the Company to have total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. Compliance with either Nasdaq Marketplace Rule 4450(b)(1)(A) or 4450(b)(1)(B) is one of the minimum standards for continued inclusion on The Nasdaq Global Market.
In the Nasdaq Letter, Nasdaq advised that, in accordance with Nasdaq Marketplace Rule 4450(e)(4), the Company will be provided thirty calendar days, or until May 22, 2008, to regain compliance with Nasdaq Marketplace Rule 4450(b)(1)(A).
In response to the Nasdaq Letter, the Company intends to apply to transfer its common stock to The Nasdaq Capital Market on or before May 22, 2008 to ensure that consistent and continual access to capital markets is maintained for all its shareholders. The Nasdaq Capital Market currently includes over 500 companies and operates in substantially the same manner as the Nasdaq Global Market. Securities listed on the Nasdaq Capital Market satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.
On April 28, 2008, the Company issued a press release announcing that it had received the Nasdaq Letter. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release dated April 28, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emisphere Technologies, Inc.
April 28, 2008	By:	/s/ Michael R. Garone
		Name:	Michael R. Garone
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 28, 2008